PROSPECTUS SUPPLEMENT NO. 1                Filed pursuant to Rule 424(b)(3)
(To Prospectus dated January 2, 1998)      Registration No. 333-39699



                               $650,000,000
                           Rite Aid Corporation
                   5.25% Convertible Subordinated Notes
                          due September 15, 2002


        This Prospectus Supplement No. 1 supplements and amends the Prospectus dated January 2, 1998 (the "Prospectus") relating to the 5.25% Convertible Subordinated Notes due September 15, 2002 (the "Notes") of Rite Aid Corporation, a Delaware corporation (the "Company") and the shares of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company, issuable upon conversion of the Notes.

        The table on pages 20 through 23 of the Prospectus, which set forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:

        The deletion on page 21 of the Prospectus of:

           "State of Oregon/SAIF Corporation......................3,000,000"
           "Hughes Aircraft Company Master Retirement Trust.......2,240,000"
           "State of Oregon Equity................................2,000,000"
           "PRIM Board............................................1,800,000"
           "State Employees' Retirement Fund of the
              State of Delaware...................................1,745,000"
           "Arkansas PERS.......................................  1,200,000"
           "Physicians' Reciprocal Insurers Account #7..........  1,100,000"


and the substitution therefor of:

            "State of Oregon/SAIF Corporation.....................4,000,000"
            "Hughes Aircraft Company Master Retirement Trust......2,220,000"
            "State of Oregon Equity...............................2,500,000"
            "PRIM Board...........................................2,600,000"
            "State Employees' Retirement Fund of the
               State of Delaware..................................1,345,000"
            "Arkansas PERS........................................2,000,000"
            "Physicians' Reciprocal Insurers Account #7...........1,300,000"


                                            (continued on following page)

        The Prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Notes and the Company Common Stock issuable upon conversion of the Notes. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is Februry 9, 1998.



(continued from previous page)


The deletion on page 22 of the Prospectus of:

           "Regence Washington Health...............................450,000"
           "OCM Convertible Limited Partnership.....................280,000"
           "Nalco Chemical Retirement...............................200,000"

and the substitution therefor of:

           "OCM Convertible Limited Partnership....................200,000"
           "Nalco Chemical Retirement..............................300,000"

        The deletion on page 23 of the Prospectus of:

            "Any Other Holder of Notes or Future
               Transferred From any Such Holder. . . . . . . . . 257,897,000"

and the substitution therefor of the following:

            Canadian Imperial Holdings, Inc.........................1,000,000
            BT Alex. Brown..........................................7,700,000
            BT Holdings (New York) Inc............................  2,000,000
            Nomura Securities (Bermuda) Ltd.........................1,000,000
            Swiss Bank Corporation - London Branch..................3,000,000
            Finance Factors Limited...................................300,000
            Fidelity Devenshire Trust:
                   Fidelity Equity-Income Fund*....................24,600,000
            Fidelity Puritan Trust:
                   Fidelity Balanced Fund*.........................15,000,000
            Variable Insurance Products Fund:
                   Equity-Income Portfolio*........................11,620,000
            Fidelity Financial Trust:
                   Fidelity Convertible Securities Fund*............9,000,000
            Fidelity Management Trust Company on
                   Behalf of accounts managed by it**...............3,780,000
            Any Other Holder of Notes
                 or Future Transferee from any Such Holder........178,447,000"

and the addition to page 23 of the following footnotes:

"* The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

** Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
Section 3(a)(6) of the Securities Exchanges Act of 1934, as amended."